EXHIBIT 23

The Board of Directors

O'Charley's Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-39872, No. 33-51316, No. 33-51258, No. 33-83172, No. 33-69934, No. 333-63495, No. 333-59484, No. 333-126221 and No. 333-129783 on Form S-8) of O'Charley's Inc. of our reports dated March 14, 2007, with respect to the consolidated balance sheets of O'Charley's Inc. and subsidiaries as of December 31, 2006 and December 25, 2005, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the fiscal years in the three-year period ended December 31, 2006 and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of O'Charley's Inc.

Our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that O’Charley’s Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has not implemented effective controls over the accounting for income taxes. The Company had insufficient personnel with appropriate qualifications and training in accounting for income taxes to allow for the timely preparation of an accurate income tax provision. In addition, management’s oversight and review related to certain income tax accounts and analyses was not effective. These deficiencies in internal control over financial reporting resulted in misstatements in the Company’s 2006 income tax accounts, and resulted in more than a remote likelihood that a material misstatement of the Company's income tax accounts would not be detected or prevented.

Our report on the consolidated financial statements refers to a change in accounting for share-based payments in 2006 and certain asset retirement obligations in 2005.

/s/ KPMG LLP

Nashville, Tennessee

March 14, 2007